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                         AMENDED CLASS B DISTRIBUTION PLAN

                                       OF

                            SENTINEL GROUP FUNDS, INC.

                              PURSUANT TO RULE 12b-1



     Class B Distribution Plan (the "Plan") dated as of the 25th day of March, 1996, as amended on March 14, 1997, of Sentinel Group Funds, Inc., a Maryland corporation (the "Company") and Sentinel Financial Services Company (the "Distributor").

                                 WITNESSETH:

     WHEREAS, the Company is engaged in business as a series open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

     WHEREAS, the Distributor is a securities firm engaged in the business of marketing shares of investment companies through other securities firms; and

     WHEREAS, the Company has entered into a Distribution Agreement with the Distributor, pursuant to which the Distributor acts as the primary distributor of the Company's shares, and the sole distributor and representative of the Company in the offer and sale through independent broker-dealers of the common stock, par value $.01 per share, of each Fund of the Company, including in particular the Class B shares of each of the following investment portfolios of the Company:

          Sentinel Small Company Fund
          Sentinel World Fund
          Sentinel Common Stock Fund
          Sentinel Balanced Fund
          Sentinel Bond Fund
          Sentinel Tax-Free Income Fund

(such classes, together with all class B classes of Funds that may be authorized for issuance and sale in the future by the Board of Directors of the Company, being hereinafter referred to as the "Class B Classes"); and

     WHEREAS, the Company desires to adopt the Plan pursuant to Rule 12b-1 under the Investment Company Act, pursuant to which the Company will pay certain fees to the Distributor with respect to the shares of the Company's Class B Classes; and

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     WHEREAS, the Directors of the Company have determined that there is a reasonable likelihood that adoption of the Plan will benefit each Class B Class and its shareholders.

     NOW, THEREFORE, the Company hereby adopts, and the Distributor hereby agrees to the terms of, the Plan in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

     1. The Company shall, for the purpose and on the further terms and conditions set forth herein, pay to the Distributor an amount equal to the aggregate of the distribution expenditures relating to the sale of the shares of common stock of each Class B Class of the Company, up to a maximum of 1.00% per annum of average daily net assets of each Class B Class. Of such amount, up to 0.25% shall be allocated to service fees to broker-dealers, and up to 0.75% may be allocated to other expenses described below. The U.S. Treasury Money Market Fund, Class B is not a "Class B Class" as such term is used herein, and will not be a participant in the Plan.

     2. The Company shall reimburse the Distributor for expenses actually incurred by the Distributor for: (a) service fees with respect to Class B Classes paid to securities broker-dealers who have executed a Dealer Agreement with the Distributor; (b) recovery of front-end sales commissions paid by the Distributor to securities broker-dealers who have executed a Dealer Agreement with the Distributor with respect to sales of shares of the Class B Classes, together with the costs of financing such payments incurred by the Distributor, except to the extent such costs are recovered through contingent deferred sales charges collected by the Distributor; (c) salaries and expenses of the Distributor's wholesale sales force, and the Distributor's home office management and marketing personnel; (d) expenses incurred by the Distributor for the occupancy of its office space in Montpelier, Vermont; (e) expenses incurred by the Distributor with respect to equipment and supplies; (f) expenses incurred for the preparation, printing and distribution of sales literature used in connection with the offering of the Company's Class B Classes to the public; (g) expenses incurred in advertising, promoting and selling shares of the Company's Class B Classes to the public; (h) expenses incurred for the preparation, printing and distribution of the prospectus and statement of additional information of the Company, and any supplement thereto used in connection with the offering of the Company's Class B shares to the public; and (i) expenses incurred for the printing of additional copies for use by the Distributor as sales literature of reports and other communications which were prepared by the Company for distribution to existing shareholders. Reimbursements contemplated under clauses (b) through (i), above, shall be paid monthly upon receipt by the Company of a written expense report detailing the expenses qualifying for such reimbursement and purposes thereof. In the event that for any Class B Class or Classes the aggregate of these reimbursable expenses exceeds the maximums set forth in paragraph 1 above, then the expenses described in clause (a) of this paragraph 2 shall have priority over those reimbursements to be made to the Distributor under clauses (b) through (i) of this paragraph 2. In such event, the Distributor will not be reimbursed for any unreimbursed eligible expenses from any other Class B Class, or in any future year.


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     3.  The Distributor shall prepare reports to the Board of Directors of the
Company on a quarterly basis summarizing all payments made by it pursuant to the Plan and the Dealer Agreements contemplated hereby, the purposes for which such payments were made and such other information as the Board of Directors or the Directors who are not interested persons may reasonably request from time to time.

     4. The Plan shall become effective as to each Class B Class upon its approval by (a) a majority of the outstanding voting securities (as such phrase is defined in the Investment Company Act) of such Class, and (b) a majority of the members of the Board of Directors of the Company, including a majority of the members of the Board of Directors who are not interested persons of the Class B Classes and have no direct or indirect financial interest in the operation of the Plan, with votes cast in person at a meeting called for the purpose of voting on the Plan, and (c) upon the effectiveness of a Post-Effective Amendment to the Company's Registration Statement reflecting this Plan, filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933. The date on which the last of (a), (b) and (c) occurs with respect to a Class B Class shall be the "Effective Date" with respect to such Class B Class.

     5. Upon receipt of the approvals required by paragraph 4 above, the Plan and the Dealer Agreements contemplated hereby shall continue in effect with respect to any Class B Class beyond the first anniversary of its adoption by the Board of Directors of the Company only so long as (a) its continuation is approved at least annually in the manner set forth in either clause (a) or clause (b) of paragraph 4 above and (b) the selection and nomination of those Directors of the Company who are not interested persons of the Company are committed to the discretion of such Directors.

     6. The Plan or any agreement related to the Plan may be terminated without penalty at any time by a majority of those Directors of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, or with respect to any Class B Class, by the holders of a majority of the outstanding voting securities of such Class B Class.

     7. This Plan may not be amended to increase the maximum amount permitted to be expended hereunder except with the approval of the holders of a majority of the outstanding voting securities of any affected Class B Class, and may not be amended in any other material respect except with the approval of the majority of the members of the Board of Directors of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan. Amendments required to conform to changes in the Rule shall not be deemed to be material amendments. The Plan or any agreement related to the Plan will terminate automatically in the event of its assignment.

     8. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 3 hereof, for a period of not less than six years from the date of the Plan, or the agreements or reports, as the case may be, the first two years in an easily accessible place.


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     IN WITNESS WHEREOF, the parties hereto have executed this Distribution Plan as of the date first above written.

                         SENTINEL GROUP FUNDS, INC.



                         by /s/ Keniston P. Merrill
                            --------------------------
                            Keniston P. Merrill
                            Chairman

                         SENTINEL FINANCIAL SERVICES COMPANY



                         by /s/ Joseph M. Rob
                            --------------------------
                            Joseph M. Rob
                            Chief Executive Officer


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